Exhibit 10.11

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

Between

CGA 369 Intellectual Holdings, Inc.

AND

Kiromic, Inc.

THIS LICENSE AGREEMENT is made and entered into as of September, 14, 2018, (hereinafter referred to as the “Effective Date”) by and among CGA 369 INTELLECETUAL HOLDINGS, INC., a California COmpany corporation with offices located at 325 Sharon Park Dr., Menlo Park, CA 94025 (hereinafter referred to as “INTELLECETUAL” or “LICENSOR”), and Kiromic, Inc. (hereinafter referred to as “COMPANY” or “LICENSEE”) a Delaware corporation having a principal place of business located at 7707 Fannin, Suite 140, Houston, Texas 77054.

WHEREAS, LICENSOR is the owner of all right, title, and interest in inventions and technology, developed by its employees and is responsible for their protection and commercial development; and

WHEREAS, LICENSOR has developed certain inventions and technology related to the use of engineered DNA binding proteins exhibiting genome specificity such as Cas9, TALE, and Zing finger proteins attached by a linker with viral integrases or a recombinase in older to deliver DNA sequence of interest (or gene of interest) to a targeted site in a genome of a cell or organism, as described in the patents listed in APPENDIX A; and

WHEREAS, LICENSOR wants to have such inventions and technology developed, commercialized, and made available in commerce for use by the public; and

WHEREAS, COMPANY wishes to obtain certain rights to pursue the development and commercialization of the inventions and technology; and

WHEREAS, LICENSOR wishes to grant COMPANY such rights in accordance with the terms and conditions of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the promises herein contained, the parties, intending to be legally bound, hereby agree as follows.

ARTICLE 1. DEFINITIONS

The following terms as used herein shall have the following meaning: “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

“Agreement” or “License Agreement” shall mean this Agreement, including all APPENDICES attached to this Agreement.

“Dollars” shall mean United States dollars.

“Field of Use” shall mean diagnosis, treatment and prevention of medical conditions and diseases in humans, animals, and plants.

“Improvements” shall mean any patent applications that are developed by an Inventor which if practiced would infringe or be necessary or useful in the practice of any of the Licensed Patents.

For clarity, the improvements do not include the Licensed Patent, also do not include as “improvements” all patents that could be submitted by the COMPANY as a result of the effort of development of the Licensed technology, aimed to protect the new IP generated during R & D process and do not circumvent the licensed technology.

“Indemnitees” shall mean the Inventors, LICENSOR, and its Affiliates, directors, officers, employees, and their heirs, executors, administrators, successors and legal representatives.

“Inventors” shall mean the named inventors of the Licensed Patents.

“Licensed Know-How” shall mean all formulations, designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented or patentable (“Know-How”), which are known, learned, invented, or developed by the Inventors as of the Effective Date to the extent that (i) such Know-How is required for the manufacture, use, development, testing, marketing, export, import, offer for sale or sale of any Licensed Product, and (ii) LICENSOR possesses the right to license the use of such Know-How to COMPANY for commercial purposes.

“Licensed Patents” shall mean the patents and patent applications identified in APPENDIX A, together with any and all derivative substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations- in-part is disclosed in the parent Licensed Patent and rights to the continuations in part are not obligated to a third party), foreign counterparts of such patent applications and any patents which issue thereon anywhere in the world, including reexamined and reissued patents.

“Licensed Technology” means Licensed Patents and Licensed Know-How.

“Licensed Territory” means the world.

“Net Selling Price” of Licensed Products shall mean the gross selling price paid by a purchaser of a Licensed Product to COMPANY, an Affiliate or Sublicensee of COMPANY, or a consignment distributor authorized by COMPANY to sell Licensed Products on behalf of the COMPANY (“Consignment Distributor”). Net Sales shall be calculated in accordance with International Financial Reporting Standards and means the actual gross amounts invoiced by Licensee or its affiliates during the applicable time period on all sales of the Product in the Territory to third parties, less allowances for:

a) sales and excise taxes, value added taxes, and duties which fall due and are paid by the purchaser as a direct consequence of such sales and any other governmental charges imposed upon the importation, use or sale of such Product, but only to the extent that such taxes and duties are (i) actually included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of such Product, (ii) customarily included and itemized in the gross amounts invoiced to and specifically paid by the purchaser over and above the usual selling price of all comparable products in the relevant market and (iii) are not recovered or recoverable;

b) trade, quantity and cash discounts that are customary in the pharmaceutical industry in the Territory and that are actually allowed on such Product; Allowances or credits to customers on account of rejection, withdrawal, recall, or return of such Product or on account of retroactive price reductions or price protection charges or reprocurement/failure to supply charges affecting such Product, to the extent that such allowances, credits or charges are customary in the pharmaceutical industry in the Territory; discounts, rebates and chargebacks specifically related to such Product on an accrual basis, which shall be trued up and reconciled in the ordinary course of business, including, but not limited to, those granted to government agencies (i.e. payments made under the “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee on Branded Prescription Pharmaceutical Manufacturers”).

Notwithstanding the foregoing: (a) amounts received by COMPANY, its Affiliates or Sublicensees of COMPANY or its Affiliates for the sale of Licensed Products among COMPANY, its Affiliates and Sublicensees for resale shall not be included in the computation of Net Selling Price hereunder, (b) Sales of the Licensed Product for clinical development purposes shall not be included in the Net Selling Price, (c) Sales to a Consignment Distributor of the Licensed Product shall not be included in the Net Selling Price, but resale by said Consignment Distributor shall be included in Net Selling Price with respect to the country in which the resale Product is purchased (d) Sales to any distributor (other than a Consignment Distributor) of the Licensed Product shall be included in the Net Selling Price with respect to the country in which the distributor makes such purchase, but resale by said distributor, and further resales, shall not be included in Net Selling Price and (d) no Licensed Product shall be included in the Net Selling Price more than once as the result of resale.

In the event that a Licensed Product is sold in a kit or combination form with one or more other medical devices, active ingredients or as a part of a device which are not the subject of the grant of this Agreement (“Combination Product”), then the “gross selling price for the Licensed Product” shall be calculated by multiplying the gross selling price paid by a purchaser of the Combination Product by A/(A+B), in which “A” is the gross selling price of the Licensed Product when sold separately and “B” is the selling price of the other medical devices or active ingredients when sold separately. In the event that the other medical device or active ingredient is not sold separately, the gross selling price for the Combination Product can be multiplied by A/X, in which “A” is the gross selling price of the Licensed Product when sold separately and “X” is the gross selling price of the Combination Product. In the event that the Licensed Product is not sold separately, Net Sales for royalty determinations can be based on the gross selling price for a comparable product as shall be mutually agreed upon by the Parties in good faith. In the event that the Parties cannot agree on the gross selling price for the Licensed Product sold in a Combination Product within thirty (30) days of beginning such negotiations, the gross selling price for the Licensed Product shall be determined by a mutually agreeable qualified appraiser.

In the event that the parties still cannot agree on the gross selling price for the Licensed Product sold in a Combination Product, the parties shall proceed with a dispute resolution under Article 14.

“Sale,” “Sell” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products by COMPANY, its Affiliates, Sublicensees or Consignment Distributors (as defined in the Net Selling Pricing definition). Sales of Licensed Products for use in a clinical trial shall not constitute Sale, Sell or Sold for calculation of Net Selling Price of Licensed Products. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; or (b) if otherwise transferred, exchanged, or disposed of, when such transfer, exchange, or other consideration is received. Sales of Licensed Products for calculation of Net Selling Price shall be deemed to have occurred upon receipt of transferred or exchanged property.

“Valid Claim” shall mean a claim in an unexpired patent or pending patent application so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction in the relevant country.

ARTICLE 2. GRANT OF LICENSE

2.1. License.

(a) LICENSOR hereby grants COMPANY an exclusive right and license, with the right of sublicense, to make, have made, develop , use, import, offer for sale and sell Licensed Products and practice Licensed Patents and the right to practice Licensed Technology in the Field of Use in the Licensed Territory during the term of this Agreement.

(b) With respect to Licensed Know-How, LICENSOR hereby grants to COMPANY, subject to the rights of third parties, an Exclusive license, with the right of sublicense, in and to Licensed Know-How to make, have made, sell, offer for sale, use, and import Licensed Products throughout the Licensed Territory in the Field of Use. For the purpose of this subsection only, “Exclusive” shall mean LICENSOR shall not grant any additional commercial licenses to any for profit third parties (except to the U.S. Government to the extent required by law) who are not current or future entities which enter into a research agreement with LICENSOR in which such Licensed Know-How is required in the performance of the contemplated research or in the practice of any resulting intellectual property; provided that subject to the caveats expressly specified in the last paragraph of Section 2.1(b) and under Section 2.3 LICENSOR shall not knowingly use, allow (to the extent such Licensed Know How is legally enforceable) and/or grant others the right the right to use, the Licensed Know-How for any technology that would infringe an issued claim of a Licensed Patent for the life of the Licensed Patent.

2.2. Option. LICENSOR hereby grants COMPANY an exclusive option to an exclusive license, subject to any pre-existing rights of third party sponsors or the U.S. Government, under terms and conditions materially similar to the terms and conditions of this Agreement to Improvements for a period up to the expiration of the last patent to expire. LICENSOR agrees to disclose, within sixty (60) days of receiving a written notification thereof from an Inventor, any Improvements to COMPANY. COMPANY shall provide LICENSOR written notice of its intent to exercise its option within ninety (90) days of notification by LICENSOR and the parties shall negotiate in good faith for a period not to exceed ninety (90) days from COMPANY’s notice unless a longer term is mutually agreed upon and which shall be consistent with terms granted to other companies in similar circumstances.

2.3. Retained License. The license granted in Section 2.1 above is further conditioned upon and subject to a right and license retained by LICENSOR to make, use and transfer Licensed Products and practice Licensed Technology for research, educational and non- commercial purposes only (excluding however, any form of clinical development of Licensed Products), alone or with not for profit third parties. The Licensee shall have the option to license any intellectual property generated under this section on the terms and conditions stated in Section 2.2.

2.4. Sublicenses. COMPANY may grant sublicenses to third parties (“Sublicensees”) through multiple tiers. Any sublicense shall be in compliance with this Agreement and COMPANY shall remain responsible to LICENSOR for any reporting and any payment of all fees and royalties due under this Agreement to LICENSOR.

2.4.1 COMPANY shall include in any sublicense granted pursuant to this Agreement, a provision requiring the Sublicensee to indemnify LICENSOR and maintain liability coverage to the same extent that COMPANY is so required pursuant to Section 10.3 of this Agreement.

2.4.2 COMPANY shall include in any sublicense granted pursuant to this Agreement, a provision that grants LICENSOR the right to audit the Sublicensee to the same extent that LICENSOR has the right to audit the COMPANY pursuant to Section 4.4 of this Agreement.

2.4.3 COMPANY shall provide LICENSOR with copies of all executed sublicense agreements within thirty (30) days of their execution date, provided that COMPANY may redact any confidential information of the Sublicensee contained therein except for information which is reasonably necessary for the determination of compliance with the financial requirements of this agreement.

2.5. No Implied License. The license and rights granted in this Agreement shall not be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Technology.

ARTICLE 3. CONSIDERATION FOR LICENSE

3.1. License Fee. Conditioned upon (i) an initial funding by private or public investors of COMPANY, of no less than *, or (ii) as a result of a sublicense with a third-party entity an upfront fee of no less than *, COMPANY shall pay LICENSOR a one-time payment of no less than * (collectively “Conditions for License Fee”).

3.2. Royalties. COMPANY shall pay LICENSOR * percent (*%) royalty on Net Sales of Products obtained by COMPANY and its affiliates in the Territory. Royalties shall be due and payable within sixty (60) days of June 30 and December 31.

3.2.1 Reduction of Royalties-Third Party Royalties. In the event it becomes necessary for COMPANY or its Sublicensee, in the reasonable opinion of its counsel, to obtain a license from a third party in order to make, have made, develop, import, export, use, sell, offer for sale, have sold or otherwise exploit any Licensed Product because, except for a license granted by the third party, sale of a Licensed Product in the relevant country would infringe an intellectual property right of a third party in that country, COMPANY or its Sublicensee may offset the royalty rate paid to LICENSOR on a Licensed Product-by-Licensed Product and country-by-country basis by up to * percent (*) of the royalties paid to such third party in the corresponding royalty period.

Notwithstanding the foregoing, however, in no event shall the royalties due to LICENSOR on Net Sales of such Licensed Products in any country be reduced due to royalties paid to third parties for an Active Pharmaceutical Ingredient (i.e., a drug or antigen) in the Licensed Product. Notwithstanding the foregoing, however, in no event shall the royalties due to LICENSOR on Net Sales of such Licensed Products in any country be reduced by more than *% of the Royalty Percent.

3.3. Milestone Payments. COMPANY shall pay to the LICENSOR the following one- time milestone payments:

Regulatory Milestones Positive phase 3:

* Dollars ($*) US FDA Approval: * Dollars ($*)

A study is considered approved when the FDA issues a license.

Sales Milestones

Upon aggregate Net Sales of Licensed Products globally reaching One Hundred Million Dollars ($100,000,000) in a single calendar year: * Dollars ($*)

Upon aggregate Net Sales of Licensed Products globally reaching Two Hundred Fifty Million Dollars ($250,000,000) in a single calendar year: * Dollars ($*)

Upon aggregate Net Sales of Licensed Products globally reaching Five Hundred Million Dollars ($500,000,000) in a single calendar year: * Dollars ($*)

3.4. Reimbursement for Patent Expenses.

3.5. Licensee shall pay all patent prosecution costs incurred after the Effective Date of the execution of the definitive license agreement, including international patent costs, except in countries where Licensee has declined to file or maintain the Licensed Patent Rights. Licensor may act if Licensee declines. The Licensee is not under any obligation to pay for Patent Prosecution Costs if the Conditions for License Fee are not satisfied. Should Licensee be unable to secure Initial Funding, the Licensor has the option to request the return of the Licensed Product and all the Licensed Technology 12 months after the Effective Date.

ARTICLE 4. REPORTS AND ACCOUNTING

4.1. Progress Reports. Within ninety (90) days after December 31 of each calendar year, COMPANY shall provide LICENSOR with a written report detailing the activities of the COMPANY relevant to the development and/or commercialization of Licensed Products. For avoidance of doubt, non-receipt of such written report within the specified time period shall be considered a material breach of this Agreement under Section 12.2.

4.2. Royalty Reports. During the term of this Agreement, COMPANY shall furnish, or cause to be furnished to LICENSOR, written reports governing each of COMPANY, COMPANY’S Affiliates and Sublicensees fiscal quarters pertaining to the Licensed Products showing:

(i) the occurrence of any event triggering a Milestone Payment obligation or any other payment in accordance with Article 3; and

(ii) the gross selling price and the number of units of all Licensed Products (identified by product number/name) Sold by COMPANY, its Affiliates and Sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price.

(iii) the royalties payable in Dollars; and

(iv) the exchange rates, if any, in determining the amount of Dollars of royalty due as provided in Section 5.3; and

(v) a summary of all reports provided to COMPANY by COMPANY’S Sublicensees, including the names and addresses of all Sublicensees and Distributors; and

(vi) the amount of any consideration received by COMPANY from Sublicensees and an explanation of the contractual obligation satisfied by such consideration

Royalty Reports shall be made semi-annually within sixty (60) days of the close of June 30 and December 31. COMPANY shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. COMPANY shall be responsible for all royalties and late payments that are due to LICENSOR.

4.3. Records. During the term of this Agreement and for a period of three (3) years thereafter, COMPANY shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to LICENSOR may be readily and accurately determined. COMPANY shall furnish LICENSOR copies of such records upon LICENSOR’s request, which shall not be made more often than once in each COMPANY fiscal year.

4.4. Right to Audit. LICENSOR shall have the right, upon prior notice to COMPANY, not more than once in each COMPANY fiscal year and the calendar year immediately following termination of the Agreement, through an independent certified public accountant selected by LICENSOR, to have access during normal business hours of COMPANY as may be reasonably necessary to examine the records of COMPANY solely for the purpose of verifying the accuracy of the calculation of any payment due under this Agreement. COMPANY shall include in any sublicenses granted pursuant to this Agreement, a provision requiring the Sublicensee to keep and maintain records of Sales made pursuant to such sublicense and to grant access to such records by COMPANY’S independent public accountant, the report of which shall be made available to LICENSOR’S independent public accountant for verifying the accuracy of the calculation of any payment due under this Agreement. If such independent public accountant’s report shows any underpayment of royalties by COMPANY, its Affiliates or Sublicensees, within thirty (30) days after COMPANY’S receipt of such report, COMPANY shall remit or shall cause its Sublicensees to remit to LICENSOR:

(i) the amount of such underpayment; and

(ii) if such underpayment exceeds ten (10%) percent of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent public accountant performing the audit. Otherwise, LICENSOR’s accountant’s fees and expenses shall be borne by LICENSOR.

ARTICLE 5. PAYMENTS

5.1. Payment Due Dates. Royalties shall be due commencing upon the first Sale of a Licensed Product in the Licensed Field of Use in any country in the Licensed Territory. Royalties and sublicense fees payable to LICENSOR as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due as detailed in Section 4.2. Payments of royalties in whole or in part may be made in advance of such due date. All other payments required under this Agreement, if not specified otherwise in this Agreement, shall be payable within sixty (60) days of the due date for each payment.

5.2. Payment Delivery. Except as hereinafter provided in this Section 5.2, and except as provided by LICENSOR such as in an invoice issued to COMPANY, all payments due to LICENSOR under this Agreement shall be made in person, via the United States mail, private carrier, or electronically to the following address:

CGA 369 Intellectual Holdings, Inc.

1001 Garnet Ave #200

San Diego, CA 92109

5.3. Currency Conversion. Except as hereinafter provided in this Section 5.3, all royalties shall be paid in Dollars. If any Licensed Products are Sold for consideration other than Dollars, the Net Selling price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to Dollars at a ninety (90)-day trailing average published by the Wall Street Journal (U.S. editions) for conversion of the foreign currency into Dollars on the last day of the quarter for which such payment is due.

5.4. Interest. Royalties and other payments required to be paid by COMPANY pursuant to this Agreement shall, if overdue, bear interest until payment at a per annum rate one percent (1%) above the average of the prime rate as published in the Wall Street Journal during the ninety (90) days immediately preceding the due date of such overdue payment. The interest payment shall be due from the day the original payment was due until the day that the payment was received by LICENSOR. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have because any payment is overdue.

ARTICLE 6. DILIGENCE AND COMMERCIALIZATION

6.1. Diligence. COMPANY shall use its commercially reasonable efforts, either directly or through Affiliates or Sublicensees, throughout the term of this Agreement, and to commercialize Licensed Products following receipt of marketing approval. In no instance shall COMPANY’s commercially reasonable efforts be less than efforts customary for COMPANY’s industry, size and state of development. COMPANY shall use commercially reasonable efforts to adhere to the diligence milestones set forth in article 3.3.

ARTICLE 7. PATENT PROSECUTION

7.1. Licensed Patents. Prior to or on the Effective Date, prosecution of the Licensed Patent shall be transferred to the Licensee or Licensee’s designated patent counsel. Licensee shall be responsible for such patent prosecution and any decision as to which countries in which to file applications. Any replacement patent counsel shall be chosen by Licensee. If Licensee declines to file or maintain the Licensed Patent in any country, Licensor may file or maintain the Licensed Patent Rights in such country and such Licensed Patent filed by Licensor shall not be included in the rights licensed to Licensee. Licensee shall provide reasonable advance notice of no less than thirty days of any decision to decline to file or maintain the Licensed Patent Rights in any country.

Licensor may request, progress and reports related to the licensed technology. These requests should be in writing.

Licensee shall pay all patent prosecution costs incurred after the Effective Date of the execution of the definitive license agreement, including international patent costs, except in countries where Licensee has declined to file or maintain the Licensed Patent. Licensor may act if Licensee declines. The Licensee is not under any obligation to pay for Patent Prosecution Costs if the Conditions for License Fee are not satisfied. Should Licensee be unable to secure Initial Funding, the Licensor has the option to request the return of the Licensed Product and all of the Licensed Technology 12 months after the Effective Date.

ARTICLE 8. INFRINGEMENT

8.1. [COMPANY shall promptly notify LICENSOR, and LICENSOR shall promptly notify COMPANY, of any suspected infringement of any Licensed Patents. During the term of this Agreement, LICENSOR and COMPANY shall have the right to institute an action for infringement of the Licensed Patents against a third party in accordance with the following:

COMPANY shall have the first right to enforce any Licensed Patents against such infringer, including defending any declaratory judgment action brought against it alleging the invalidity of a Licensed Patent, and shall bear the entire cost of such action. It is LICENSOR’s intention that COMPANY be able to prosecute an alleged infringement without including

LICENSOR as a party to the litigation, should LICENSOR choose at its discretion not to be a party to the litigation, and as such herein grants COMPANY the rights in Licensed Patents to sue an infringer alone. Should LICENSOR choose not to join in such action, to the extent necessary for standing purposes, upon COMPANY’s request, LICENSOR shall assign to LICENSEE only such rights to the applicable Licensed Patent that may be necessary to permit COMPANY to initiate or prosecute such action without LICENSOR, provided that COMPANY shall be responsible for all reasonable attorneys fees and costs associated with LICENSOR’s participation in such suit. COMPANY shall reimburse LICENSOR for any costs incurred, including reasonable attorneys’ fees, as part of any action brought by COMPANY.

COMPANY shall not enter into any settlement agreement, voluntary dismissal, consent judgment or other voluntary final disposition in any action regarding the Licensed Patents, including, without limitation, any settlement of a claim relating to the scope, validity or enforceability of any Licensed Patent, without the express written consent of LICENSOR, such consent not to be unreasonably withheld or delayed. Any recovery or settlement received for punitive or exemplary damages based on a claim where COMPANY has borne the entire cost of such action shall be retained by COMPANY. If LICENSOR has joined in such action, then any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues which exceed the out-of-pocket costs and expenses incurred by COMPANY and LICENSOR ( hereinafter “Net Recovery”), shall be deemed to be the proceeds of Sales of Licensed Products in the fiscal quarter received by COMPANY and COMPANY shall pay to LICENSOR an amount representing the royalty which would have been paid by COMPANY in accordance with the provisions of Article 4 had such Net Recovery been accrued by COMPANY as Sales.

If COMPANY does not institute an action against an infringer within ninety (90) days of receipt of notice of infringement, LICENSOR may, upon thirty (30) days written notice to COMPANY, institute such action, in which case COMPANY shall reasonably cooperate with

LICENSOR in such effort including being joined as a party to such action if necessary. LICENSOR shall be entitled to retain all damages or costs awarded in such action. Should either LICENSOR or COMPANY be a party to a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between LICENSOR and COMPANY.

ARTICLE 9. LIMITED WARRANTIES AND DISCLAIMERS OF WARRANTIES

9.1. Limited Representations by LICENSOR. LICENSOR represents that it has the corporate power and authority to enter into this Agreement and that, to its best knowledge, neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which LICENSOR is a party with respect to the Licensed Technology. LICENSOR represents that it has the right to issue the licenses issued under this Agreement and has not granted any license or other right to any third party prior to the execution of this Agreement. LICENSOR does not warrant the validity of the Licensed Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the Licensed Technology or that such Licensed Technology may be exploited by COMPANY or its Affiliates or Sublicensees without infringing other patents.

9.2. Warranties by COMPANY. COMPANY represents and warrants that it has the right and authority to enter into this Agreement and that, to its knowledge, neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which COMPANY is a party. COMPANY represents and warrants that any Licensed Products made or Sold pursuant to this Agreement shall comply in all material respects with all applicable laws and regulations, including but not limited to regulations of the Food and Drug Administration, the Environmental Protection Agency, and their foreign and state equivalents.

9.3. Disclaimer of Warranties. COMPANY possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Products and Licensed Technology to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Products and Licensed Technology. ACCORDINGLY, LICENSOR DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS

FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

ARTICLE 10. DAMAGES, INDEMNIFICATION AND INSURANCE

10.1. No Liability. Except in case of breach of Section 9.1, LICENSOR shall not be liable to COMPANY or COMPANY’S Affiliates, or customers and/or Sublicensees of COMPANY or COMPANY’S Affiliates, for compensatory, special, incidental, indirect, consequential or exemplary damages relating to or in any way connected with this Agreement or resulting from the use of any Licensed Technology and/or the manufacture, testing, development, design, labeling, use and/or Sale of Licensed Products by COMPANY, its Affiliates and/or Sublicensees.

10.2. Indemnification. COMPANY shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees caused or contributed to, in whole or in part, by COMPANY’S or COMPANY’S Affiliates, contractors, agents, or Sublicensees manufacture, testing, development, design, use, Sale, or labeling of any Licensed Products or the use of any Licensed Technology. COMPANY’S obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

COMPANY agrees to provide attorneys reasonably acceptable to LICENSOR to defend against any claim for which it will provide indemnification. COMPANY shall have the right to control such defense to the extent it relates to its obligations under this Article 10. Indemnitee shall have the right, but not the obligation, to participate in its defense. LICENSOR shall cooperate with COMPANY in any defense of such claim. COMPANY shall not settle any such claims, demands or actions under this Section 10.2 except solely for monetary consideration, without the express, prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed.

10.3. Insurance Without limiting COMPANY’S indemnity obligations under the preceding paragraph, COMPANY shall, prior to any clinical trial or Sale of any Licensed Product, cause to be in force, an “occurrence based type” liability insurance policy or, if COMPANY is unable to obtain “occurrence based type” liability insurance, a “claims made type” (with at least 5 years tail coverage) liability insurance policy which:

(i) insures Indemnitees for all claims, damages, and actions mentioned in Section 10.2 of this Agreement; and

(ii) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement; and

(iii) requires the insurance carrier to provide LICENSOR with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policy or its cancellation; and

(iv) provides Indemnitees product liability coverage in an amount no less than Two Million Dollars ($2,000,000.00) per occurrence for bodily injury, subject to a reasonable aggregate amount. As detailed in Section 2.5, COMPANY agrees to require any Sublicensee under Section 2.5 of this Agreement to maintain liability coverage consistent with this Section 10.3.

10.4. Notification. COMPANY shall notify LICENSOR prior to its first clinical trial or commercial Sale of any Licensed Product, of all insurance coverage and other assets available to COMPANY to meet COMPANY’S obligations under Article 10 of this Agreement.

10.5. Notice of Claims. COMPANY shall promptly notify LICENSOR of all claims involving the Indemnitees and shall advise LICENSOR of the amounts that might be needed to defend and pay any such claims. LICENSOR shall promptly notify COMPANY of any and all claims brought to its attention relating to COMPANY’s indemnity obligations under this Agreement.

ARTICLE 11. CONFIDENTIALITY

11.1. Treatment of Confidential Information. Except as otherwise provided hereunder, for a period of three (3) years from the date of initial disclosure:

(i) COMPANY and its Affiliates and Sublicensees shall use reasonable efforts to retain in confidence and use only for purposes of this Agreement, any written information and data supplied by LICENSOR to COMPANY and marked as proprietary under and related to this Agreement.

(ii) LICENSOR shall use reasonable efforts to retain in confidence and use only for purposes of this Agreement any written information and data supplied by COMPANY or on behalf of COMPANY to LICENSOR and marked as proprietary under and related to this Agreement.

For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called “Confidential Information.” Information shall only be considered Confidential Information if such information is clearly marked with an appropriate stamp or legend as “Proprietary” or “Confidential.”

11.2. Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors, manufacturers, governmental regulatory authorities and clinical investigators, on condition that such entities or persons agree:

(i) to keep the Confidential Information confidential for at least the same time periods and to the same extent as each party is required to keep it confidential;

(ii) to use the Confidential Information only for such purposes as such parties are authorized to use it.

11.3. Release from Restrictions. Each party or its Affiliates or Sublicensees may use or disclose Confidential Information to the government or other regulatory authorities to the extent that such disclosure is reasonably necessary for the prosecution and enforcement of patents, or to obtain or maintain any regulatory approval, including authorizations to conduct clinical trials, or commercially market or obtain pricing approval of any Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement.

The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that:

(i) is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Confidential Information (for purposes of this Article 11 the “receiving party”) or its Affiliates or Sublicensees in contravention of this Agreement;

(ii) is disclosed to the receiving party or its Affiliates or Sublicensees by a third party provided that such Confidential Information was not obtained by such third party directly or indirectly from the other party under this Agreement; or

(iii) prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or Sublicensees, provided that such Confidential Information was not obtained directly or indirectly from the other party under this Agreement; or

(iv) results from research and development by the receiving party or its Affiliates or Sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing it have not had exposure to the Confidential Information from the disclosing party; or

(v) is required by law to be disclosed by the receiving party, provided that the receiving party uses its best efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

(vi) COMPANY and LICENSOR agree in writing may be disclosed.

ARTICLE 12. TERM AND TERMINATION

12.1. Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date hereof and shall continue in full force and effect until the expiration of the last to expire of the Licensed Patents. Following the Term of this Agreement, COMPANY, its Affiliates and Sublicensees shall have a fully paid-up perpetual right and commercial license to the Licensed Patents, and Licensed Know How to the extent it is in the public domain.

12.2. Termination. LICENSOR shall have the right to terminate this Agreement upon the occurrence of a material breach by COMPANY. LICENSOR shall provide COMPANY written notice describing the breach, which notice shall include LICENSOR’s intention to terminate the Agreement. If COMPANY does not cure the breach within ninety (90) days after receipt of such notice, LICENSOR shall be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately. However, if COMPANY disputes in good faith such breach by written notice to LICENSOR within the ninety (90) day period, the matter will be submitted to arbitration as described under Article 14. LICENSOR’s right to terminate shall be suspended until resolution of the dispute. For the avoidance of doubt, the procedures set forth in this Section 12.2 shall not prejudice LICENSOR’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim due to any breach or default by the COMPANY. Without limitation, any one or more of the following shall each be deemed a material breach of this Agreement by COMPANY:

(i) failure of COMPANY to make any payment required pursuant to this Agreement when due; or

(ii) failure of COMPANY to provide Royalty Reports to LICENSOR as required under Section 4.2 of this Agreement; or

(iii) lack of Diligence as set forth in Article 6 herein; or

(iv) failure of COMPANY to provide Progress Reports to LICENSOR as required under Section 4.1 of this Agreement; or

(v) the institution of any proceeding by COMPANY under any bankruptcy, insolvency, or moratorium law; or

(vi) any assignment by COMPANY of substantially all of its assets for the benefit of creditors; or

(vii) placement of COMPANY’S assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

(viii) official dissolution of the COMPANY that is the then current party to the Agreement, (excluding dissolution of prior party that has assigned the License Agreement pursuant to Article 13 or any form of internal re-organization) ; or

(ix) the breach by COMPANY of any other material term of this Agreement.

12.3. Notice of Bankruptcy. COMPANY must inform LICENSOR of its intention to file a voluntary petition in bankruptcy or of another’s intention to file an involuntary petition in bankruptcy to be received at least forty five (45) days prior to filing such a petition. If COMPANY files a petition of bankruptcy without conforming to this requirement, this shall be deemed a material, pre-petition, incurable breach.

12.3.1 LICENSOR Notice of Bankruptcy. Licensor must inform COMPANY of its intention to file a voluntary petition in bankruptcy or of another’s intention to file an involuntary petition in bankruptcy to be received at lease forty five (45) days prior to filing such a petition. If LICENSOR files a petition of bankruptcy without conforming to this requirement, this shall be deemed a material, pre-petition, incurable breach. In this case the COMPANY will acquire automatically the first right to refusal to acquire the Licensed Technology at a value discounted the expenses bared by the company to valorize the Licensed Technology.

12.4. Failure to Enforce. The failure of LICENSOR, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of LICENSOR thereafter to enforce each and every such provision of this Agreement.

12.5. Termination by COMPANY. COMPANY shall have the right to terminate this Agreement at its sole discretion upon sixty (60) days written notice to LICENSOR.

12.6. Effect. If this Agreement is terminated for any reason whatsoever, except for LICENSOR breach or expiration, COMPANY shall return, or at LICENSOR’s direction, destroy, all plans, drawings, papers, notes, data, writings and other documents, samples, organisms, biological materials, models and other tangible materials pertaining to the Licensed Technology supplied to COMPANY by LICENSOR, retaining one archival paper copy in its corporate legal department as required so that compliance with any continuing obligations may be determined.

Upon termination of this Agreement, COMPANY shall cease use of the Licensed Patents, and Licensed Know How to the extent it is not in the public domain, and all manufacturing, developing, processing, producing, using, importing or Selling of Licensed Products; provided, however, that COMPANY may continue to Sell in the ordinary course of business for a period of six (6) months reasonable quantities of Licensed Products which are fully manufactured and in COMPANY’s inventory at the date of termination if (a) all monetary obligations of COMPANY to LICENSOR have been satisfied and (b) royalties on such sales are paid to LICENSOR in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination. Upon termination of this Agreement for any reason whatsoever, except for LICENSOR breach or expiration, COMPANY shall provide LICENSOR with a detailed confidential summary of Development Information, to the extent that such Development Information is in the possession or control of COMPANY for the purpose of evaluation in furtherance of the objectives of Article 12.6.

ARTICLE 13. ASSIGNMENT

COMPANY may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with the transfer of all, or substantially all, of the business interests of COMPANY to which this Agreement relates, without the consent of LICENSOR. LICENSOR’s written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of COMPANY’S rights or obligations under this Agreement. This Agreement may be assignable by LICENSOR, with the Licensee’s written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of Licensor’s rights or obligations under this Agreement.

ARTICLE 14. DISPUTE RESOLUTION

COMPANY and LICENSOR agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation between executive management of the parties with authority to settle the dispute. If the matter has not been resolved within sixty (60) days of a party’s request for negotiation, either party may initiate arbitration by a mutually acceptable arbitrator to be chosen by COMPANY and LICENSOR. Neither party may unreasonably withhold consent to the selection of an arbitrator, and the parties will share the costs of the arbitrator equally. Such arbitration shall take place in Houston, Texas and shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules to the extent that such rules does not conflict with provisions of this article 14, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If the parties cannot agree upon selection of an arbitrator within thirty (30) days of the notice, then upon request of either party, the AAA shall appoint the arbitrator. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligations to make undisputed payments pursuant to Article 5 of this Agreement.

ARTICLE 15. MISCELLANEOUS

15.1. Export Controls. COMPANY acknowledges that Licensed Products and Licensed Technology may be subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities and that LICENSOR’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. LICENSOR neither represents that an export license shall not be required nor that, if required, such export license shall issue.

15.2. Legal Compliance. COMPANY shall comply with all laws and regulations relating to its manufacture, processing, producing, using, importing, Selling, labeling or distribution of Licensed Products and Licensed Technology and shall not take any action which would cause LICENSOR or COMPANY to violate any laws or regulations

15.3. Independent Contractor. COMPANY’S relationship to LICENSOR shall be that of a licensee only. COMPANY shall not be the agent of LICENSOR and shall have no authority to act for, or on behalf of, LICENSOR in any matter. Persons retained by COMPANY as employees or agents shall not, by reason thereof, be deemed to be employees or agents of LICENSOR.

15.4. Patent Marking. COMPANY shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

15.5. Use of Names. COMPANY shall obtain the prior written approval of LICENSOR or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, both COMPANY and LICENSOR shall have the right to publicize the existence of this Agreement; however, neither COMPANY nor LICENSOR shall disclose the terms and conditions of this Agreement without the other party’s consent, except as and to the extent required by law.

15.6. Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Texas, without regards to its rules of conflicts of laws, and the applicable laws of the United States of America.

15.7. Entire Agreement. This Agreement and the appendices attached hereto constitute the entire agreement between LICENSOR and COMPANY with respect to the subject matter hereof, supersede all prior understandings, communications, or representations, either oral or written, between the parties, and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

15.8. Survival. Articles 1, 9, 10, 11, 14, 15 and 16 shall survive termination of this Agreement for any reason. If not earlier terminated as provided herein, upon the expiration of this Agreement, COMPANY shall have a fully paid up license to use the Licensed Patents.

15.9. Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

15.10. Force Majeure. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

15.11. Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same instrument

ARTICLE 16. NOTICES

All notices, statements, and reports required to be given by one party to the other shall be in writing and shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, fax, or email and addressed as follows:

If to LICENSOR:

CGA 369 Intellectual Holdings, Inc.

1001 Garnet Ave #200

San Diego, CA 92109

If to COMPANY:

Kiromic, Inc.

Attn: Maurizio Chiriva CEO Corporate Office

7707 Fannin, Suite 140

Houston, TX 77054

Phone: (832) 968-4888

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above. Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above by facsimile provided that the party giving such notice obtains acknowledgement by facsimile that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

IN WITNESS WHEREOF, CGA 369 INTELLECETUAL HOLDINGS INC. and KIROMIC, INC. have made a preliminary agreement to draft and negotiate in good faith, within a time period expected to last no more than three (3) months, a final definitive Agreement(s) for consideration by each Party to execute and be bound thereby, the foregoing being witnessed by the undersigned who by their signatures below represent and warrant having the power and authority to act for and on behalf of the respective indicated party:

CGA 369 INTELLECTUAL HOLDINGS INC		KIROMIC

By:	/s/ David Aguilar	By:	/s/ Maurizio Chiriva-Internati

Name:	David Aguilar	Name:	Maurizio Chiriva-Internati, PhD

Title:	President/CEO	Title:	CEO

APPENDIX A

CGA 369 Intellectual Holdings, Inc. Patent Portfolio

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